Exhibit 99.2

News Release

Contact:	James M. Gentile
	Vice President, Investor Relations	Enpro Inc. 5605 Carnegie Boulevard Charlotte, North Carolina, 28209 Phone:704-731-1500 www.enpro.com

Phone:	704-731-1527

Email:	investor.relations@enpro.com

Enpro Inc. Announces Conditional Redemption of
All of Its 5.75% Senior Notes Due 2026

CHARLOTTE, N.C., May 13, 2025– Enpro Inc. (NYSE: NPO) announced that it is today providing notice conditionally calling for redemption all of the outstanding $350 million aggregate principal amount of its 5.75% Senior Notes due 2026 (the "Outstanding Notes") in accordance with the indenture governing the Outstanding Notes. The redemption of the Outstanding Notes is conditioned upon the completion of Enpro’s offering, and its sale, of $450 million in aggregate principal amount of its senior notes due 2033 (the “New Notes”) being separately announced today.

The redemption price of the Outstanding Notes is 100.0% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date. If the condition to redemption is satisfied or waived, the redemption date will be June 12, 2025.  If the condition to redemption is not satisfied or waived prior to June 12, 2025, the notice of redemption will be deemed to have been withdrawn and rescinded.

The following lists the CUSIP and ISIN numbers associated with the Outstanding Notes:

CUSIP No.	ISIN No.
29355X AG2	US29355XAG25

This press release is for informational purposes only and does not constitute a notice of redemption of, or an offer to purchase or a solicitation of an offer to purchase, the Outstanding Notes. The formal notice of redemption is being provided separately in accordance with the terms of the indenture governing the Outstanding Notes. This press release also does not constitute an offer to sell, or the solicitation of an offer to buy, the New Notes. Any offer of the New Notes will be made only by means of a private offering memorandum. The New Notes are not being registered under the Securities Act of 1933, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in Enpro’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024 and its Quarterly Report on Form 10-Q for the period ended March 31, 2025. In addition, it is not certain whether, and Enpro can provide no assurances that, the offering of the New Notes will be completed on the terms described above or at all or the condition to the redemption of the Outstanding Notes will be satisfied. Risks and uncertainties include market conditions beyond Enpro’s control, including high-yield debt market conditions.